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SEAL                                                   FILE STAMP
                      ARTICLES OF AMENDMENT
                             TO THE
                    ARTICLES OF INCORPORATION
                                OF
                   CENTURION MINES CORPORATION

         (Now Known as "Grand Central Silver Mines, Inc.)


     Pursuant to the provisions of the Utah Revised Business
Corporation Act, the undersigned corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST: The name of the corporation, before the effective date of these amendments, is CENTURION MINES CORPORATION.

     SECOND: The following amendment to the Articles of Incorporation, as amendment, were duly adopted by the shareholders of the Corporation at a regularly convened Annual Meeting of Shareholders held in the State of Utah at 2:00 p.m., on January 30, 1998, upon proper notice and in accordance with the Corporation's Bylaws, as amended, or where shareholder action was not required, were adopted by the Board of Directors acting on behalf of the Corporation:

                         AMENDMENT NO.  1

     Article I of the Articles of Incorporation is amended to read:

                            ARTICLE I
                          CORPORATE NAME

          The name of this corporation is GRAND CENTRAL
     SILVER MINES, INC.

                         AMENDMENT NO.  2

     Article IV of the Articles of Incorporation is amended to read:

                            ARTICLE IV
                          CAPITAL STOCK

          The aggregate number of shares which this Corporation shall have authority to issue is Forty Million (40,000,000) common shares. All shares of the Corporation shall be the same class and shall have the same rights and preferences. Fully paid shares of this corporation shall not be liable to any further call or assessment.

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          THIRD: Amendment No.  1 was duly adopted and ratified
     at the Annual Meeting of Shareholders held January 30, 1998. On the record date of that meeting, November 26, 1997, a total of 37,204,648 common shares, being all of the outstanding common shares of the Corporation, were entitled to vote on the matters considered at the meeting. A quorum of 32,196,091 shares were present at the meeting, being greater than 1.3 of the total shares outstanding on the record date. "Vote For" were: 26,189,355 Shares, which was sufficient for approval of the amendment, "Voted Against" were: 1,719,073 Shares, and "Abstained" were: 5,191,639 Shares.

     Dated this 30th day of January, 1998

                              CENTURION MINES CORPORATION

                              BY: /s/ Spenst Hansen, President

                              BY: /s/ Carlos M. Chavez, Secretary

NOTE: Execution of this document constitutes an acknowledgment under penalties of perjury that the corporate actions set forth in this document ar the authorized acts and deeds of the corporation on whose behalf this document is executed and that the facts stated herein are true and accurate.